Exhibit 23.4



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-101486 of PartnerRe Ltd. on From S-3 of our reports on the financial statemens of the Company as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, dated February 11, 2002 (November 4, 2002 as to Note 18), appearing in the Current Report on Form 8-K dated January 17, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for derivative instruments and hedging activities), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-101486 of PartnerRe Ltd. on Form S-3 of our report on the financial statement schedules dated February 11, 2002, appearing in the annual report on Form 10-K of PartnerRe Ltd. for the year ended December 31, 2001.



/s/ Deloitte & Touche

Hamilton, Bermuda
March 7, 2003